Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Second Quarter Fiscal 2022 Financial Results

Second quarter focused on acquisition and integration of STADCO

Westminster, MA – December 7, 2021 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported financial results for the Fiscal 2022 second quarter ended September 30, 2021.

Second quarter net sales were $4.8 million or 2% higher when compared to $4.7 million in the same quarter a year ago. Gross profit was 18% lower at $0.9 million when compared to gross profit of $1.1 million for the second quarter a year ago, but 12% higher than the first quarter of fiscal 2022.

“Our financials for the second quarter of fiscal 2022 include 36 days of activity from our newly acquired subsidiary, STADCO. As we began to integrate the STADCO operations, we recognized additional revenue, but absorbed additional costs that dampened our margins, and added to our selling, general and administrative, and interest expenses,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Our backlog for sales orders was $26.4 at September 30, 2021, which included the addition of STADCO backlog.”

“Key personnel and assets remain in place as we begin to integrate the STADCO business,” added Mr. Shen. “We believe business prospects are good as we expect higher revenues for the Company in future quarters.”

Second Quarter of Fiscal 2022 Financial Results

•	Net sales, including STADCO revenue for the 36-day period, were $4.8 million, or 2% higher when compared to the same quarter a year ago.

•	Cost of sales were $3.9 million, higher by 8% than the same quarter a year ago.

•	Gross profit was $0.9, a decrease of 18% compared to $1.1 million in the same quarter last year.

•	SG&A increased by $0.5 million, primarily on higher expenses due to the STADCO acquisition, including approximately $234,000 of acquisition related costs.

•	Operating loss was $243,000, compared to operating income $433,000, in the same quarter a year ago.
•	Interest expense increased by 34% as we added more debt to the balance sheet in August 2021.

•	Net loss was $220,000 compared to net income of $271,000 for the same period a year ago.
•	EBITDA* was $0.1 million, compared to $0.6 million in the same prior year period.

* EBITDA is a non-GAAP financial measure, which is reconciled to the most directly comparable GAAP financial measure below, under the caption “Reconciliation of EBITDA to Net Income (Loss).”

Six Months of Fiscal 2022 Financial Results

•	Net sales, including STADCO revenue for the 36-day period, were $8.2 million, or 3% higher when compared to $8.0 million in the same period a year ago.

•	Gross profit was $1.8 million, lower by 3% when compared to the same period last year.

•	SG&A increased by $0.4 million, primarily on higher integration expenses due to the acquisition of STADCO.

•	Operating loss was $143,000 compared to operating income of $337,000 in the same period a year ago.
•	Interest expense compared favorably with the same period a year ago when we had higher average levels of debt.
•	We recorded a gain of $1.3 million from the PPP loan forgiveness.

•	Net income of $1.2 million compared to net income of $0.2 million in the same period a year ago.

•	EBITDA* was $1.7 million compared to $0.7 million in the same period a year ago.

 * EBITDA is a non-GAAP financial measure, which is reconciled to the most directly comparable GAAP financial measure below, under the caption “Reconciliation of EBITDA to Net Income (Loss).”

Financial Position

At September 30, 2021, TechPrecision had $0.3 million in cash and cash equivalents, a decrease of $1.8 million since March 31, 2021. In addition to using available cash, we sourced $7.6 million in cash from new debt and the sale of equity to help fund approximately $7.9 million in cash used to close the STADCO acquisition.

Working capital was $4.0 million at September 30, 2021 compared to $5.2 million at March 31, 2021. We have access to additional capital via the Company’s existing revolver loan should management determine it needs to bolster liquidity.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on December 7, 2021. To participate in the live conference call, please dial 1-888-506-0062 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-973-528-0011. When prompted, reference TechPrecision and entry code 662254.

A replay will be available until December 21, 2021. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 43688.

The call will also be available over the Internet and accessible at: https://www.webcaster4.com/Webcast/Page/2198/43688.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and STADCO, manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to change the composition of our revenues and effectively control operating expenses; external factors, including the COVID-19 pandemic, that may be outside of our control; the impacts of the COVID-19 pandemic and government-imposed lockdowns in response thereto; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; operating in a single geographic location; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; general industry and market conditions and growth rates; general economic conditions; unexpected costs, charges or expenses resulting from the acquisition of STADCO; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). The results presented in this release are preliminary and subject to revision until the Company files its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021. Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

-- Tables Follow --

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(unaudited)

	September 30, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$281,315	$2,130,711
Accounts receivable	2,649,309	608,059
Contract assets	9,306,862	5,532,408
Raw materials	926,524	503,636
Work-in-process	766,007	767,520
Other current assets	611,648	379,437
Total current assets	14,541,665	9,921,771
Property, plant and equipment, net	12,306,401	4,063,209
Right of use asset, net	6,681,160	--
Deferred income taxes	1,986,297	1,934,415
Goodwill	1,174,429	--
Other noncurrent assets, net	--	84,624
Total assets	$36,689,952	$16,004,019

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,778,020	$500,848
Accrued expenses	2,320,893	1,526,270
Contract liabilities	1,113,920	218,152
Current portion lease liability	530,177	--
Current portion of long-term debt	3,790,525	2,474,963
Total current liabilities	10,533,535	4,720,233
Long-term debt, net	3,331,444	1,341,938
Long-term lease liability	6,168,642	--
Total liabilities	20,033,621	6,062,171
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 34,267,450 and 29,498,662 shares issued and outstanding, at September 30, 2021 and March 31, 2021	3,426	2,949
Additional paid in capital	14,509,086	8,944,660
Accumulated other comprehensive income	20,739	21,838
Retained earnings	2,123,080	972,401
Total stockholders’ equity	16,656,331	9,941,848
Total liabilities and stockholders’ equity	$36,689,952	$16,004,019

(1) Information included in this press release as of and for the three and six months ended September 30, 2021 is preliminary and subject to change prior to the filing of the Company's Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)(1)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Net sales	$4,797,410	$4,713,933	$8,209,639	$7,996,458
Cost of sales	3,866,703	3,585,073	6,446,264	6,170,584
Gross profit	930,707	1,128,860	1,763,375	1,825,874
Selling, general and administrative	1,173,689	696,016	1,906,297	1,489,378
Income (loss) from operations	(242,982)	432,844	(142,922)	336,496
Other income	1,001	804	11,391	1,456
Interest expense	(56,894)	(51,582)	(86,772)	(109,480)
PPP loan forgiveness	--	--	1,317,100	--
Total other (expense) income	(55,893)	(50,778)	1,241,719	(108,024)
Income (loss) before income taxes	(298,875)	382,066	1,098,797	228,472
Income tax expense (benefit)	(78,462)	111,302	(51,882)	73,942
Net income (loss)	$(220,413)	$270,764	$1,150,679	$154,530
Other comprehensive loss:
Foreign currency translation adjustments	$(1,141)	$(1,005)	$(1,099)	$(1,102)
Other comprehensive loss	$(1,141)	$(1,005)	$(1,099)	$(1,102)
Comprehensive income (loss)	$(221,554)	$269,759	$1,149,580	$153,428
Net income (loss) per share basic	$(0.01)	$0.01	$0.04	$0.01
Net income (loss) per share diluted	$(0.01)	$0.01	$0.04	$0.01
Weighted average shares outstanding - basic	31,359,941	29,431,629	30,424,216	29,395,791
Weighted average shares outstanding - diluted	31,359,941	30,987,233	32,026,262	31,002,130

(1) Information included in this press release as of and for the three and six months ended September 30, 2021 is preliminary and subject to change prior to the filing of the Company's Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

(unaudited)

	Six Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,150,679	$154,530
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	515,804	339,232
Amortization of debt issue costs	18,096	31,086
Stock based compensation expense	62,066	112,917
Change in contract loss provision	(100,497)	(49,553)
Deferred income taxes	(51,882)	73,942
PPP loan forgiveness	(1,317,100)	--
Changes in operating assets and liabilities:
Accounts receivable	(794,235)	(388,317)
Contract assets	56,153	(1,475,912)
Inventories	505,814	126,457
Other current assets	141,765	320,847
Accounts payable	(403,159)	25,308
Accrued expenses	(1,588,991)	158,791
Contract liabilities	739,043	(168,854)
Net cash used in operating activities	(1,066,444)	(739,526)
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition, net of cash acquired	(7,795,810)	--
Purchases of property, plant and equipment	(362,986)	(354,788)
Net cash used in investing activities	(8,158,796)	(354,788)
CASH FLOWS FROM FINANCING ACTIVITIES:
Closing costs related to common stock sale	(335,419)	--
Proceeds from sale of common stock	3,523,000	--
Debt issue costs	(109,532)	(8,282)
Proceeds from term loan	4,000,000	--
Proceeds from payroll protection program loan	--	1,317,100
Revolver loan borrowings	865,049	--
Repayment of principal lease liability	(475,440)	--
Repayments long-term debt	(91,781)	(53,614)
Net cash provided by financing activities	7,375,877	1,255,204
Effect of exchange rate on cash and cash equivalents	(33)	(133)
Net (decrease) increase in cash and cash equivalents	(1,849,396)	160,757
Cash and cash equivalents, beginning of period	2,130,711	930,856
Cash and cash equivalents, end of period	$281,315	$1,091,613

(1) Information included in this press release as of and for the three and six months ended September 30, 2021 is preliminary and subject to change prior to the filing of the Company's Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION(1)

Reconciliation of EBITDA to Net Income (Loss)

The following table provides a reconciliation of EBITDA to net income (loss), the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements for the following periods:

	Three Months ended September 30,			Six Months ended September 30,
(dollars in thousands)	2021	2020	Change	2021	2020	Change
Net income (loss)	$(220)	$271	$(491)	$1,151	$155	$996
Income tax expense (benefit)	(79)	111	(190)	(52)	74	(126)
Interest expense (2)	57	52	5	87	110	(23)
Depreciation	333	170	163	516	339	177
EBITDA	$91	$604	$(513)	$1,702	$678	$1,024

(1)	Information included in this press release as of and for the three and six months ended September 30, 2021 is preliminary and subject to change prior to the filing of the Company's Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2)	Includes amortization of debt issue costs.

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